Exhibit 99.1

NEWS RELEASE

Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

Forbes Energy Services Reports 2012 Second Quarter Results

ALICE, Texas (August 14, 2012) – Forbes Energy Services Ltd. (NASDAQ: FES) and (TSX:FRB) today announced financial and operating results for the three months ended June 30, 2012. All share and per share amounts prior to August 12, 2011have been adjusted to reflect the four-to-one share consolidation completed on August 12, 2011.

Please note: The term “U.S. Operations” refers to continuing operations, which represent the Company’s financial results excluding its discontinued Mexico operations that were sold in January 2012.

Highlights for the quarter ended June 30, 2012:

•

Revenues from U.S. Operations decreased 8.9% to $119.8 million in the second quarter of 2012 as compared to $131.5 million in the first quarter of 2012, and increased 8.1% from the $110.8 million reported in the second quarter of 2011;

•

Gross profit from U.S. Operations decreased to $33.0 million, or 27.5% of revenues, in the second quarter of 2012 compared to $37.5 million, or 28.6% of revenues, in the first quarter of 2012, and $25.7 million, or 23.2% of revenues, in the second quarter of 2011;

•

GAAP net income from U.S. Operations attributable to common shares was $2.6 million, or $0.10 per diluted share, for the second quarter of 2012, compared to net income from U.S. Operations attributable to common shares of $5.2 million or $0.20 per diluted share for the first quarter of 2012, and a net loss from U.S. Operations attributable to common shares of $26.6 million or $1.22 per diluted share for the second quarter of 2011;

•

Adjusted EBITDA from U.S. Operations* totaled $26.8 million in the second quarter of 2012 compared to $28.6 million in the first quarter of 2012, and $20.1 million in the second quarter of 2011. Second quarter Adjusted EBITDA from U.S. Operations includes startup costs in the new coiled tubing division of $1.2 million.

*

Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Forbes Energy Services Reports 2012 Second Quarter Results	Page 2

Overview

John Crisp, president and CEO of Forbes Energy Services, stated, “While the company’s well servicing segment performed within expectations, our fluid logistics segment’s performance was challenged by uncontrollable market conditions, primarily an influx in competition.

“During the second quarter, equipment from dry gas markets transferred into the oil and liquids rich markets where the majority of our work is performed. We also observed start-up companies entering the fluids logistics market, some of which were able to attract some of our experienced workforce, causing additional pressure on utilization.

“We believe the increase in competitive pressure will continue through the balance of 2012. However we are taking the necessary steps to refocus our workforce and we feel that this action, coupled with our existing geographic footprint and our modern equipment will help stabilize our financial performance for the remainder of 2012.

“We have many positive events happening throughout the company, one of which is the delivery of our first coiled tubing spread late last month. Our initial performance in the field has been successful and we are moving towards solidifying long-term commitments for the first and remaining four units planned to be phased in by year end. Additionally, we will soon be launching our new fluid recycling business as we finalize field preparation of the unit.”

Business Segment Results

Well Servicing Segment

In the second quarter of 2012, Well Servicing segment revenues from U.S. Operations decreased $0.9 million, or 1.8%, to $51.3 million compared to $52.2 million in the first quarter of 2012, and $42.0 million in the prior year quarter. Segment gross profit totaled $13.9 million, or 27.0% of revenues, in the second quarter of 2012 compared to $13.2 million, or 25.2% of revenues, for the first quarter of 2012, and $7.6 million, or 18.2% of revenues, in the prior year quarter.

The Company recorded approximately 114,308 U.S. rig hours for the second quarter of 2012, compared to 117,633 U.S. rig hours in the first quarter of 2012, and 97,641 U.S. rig hours in the second quarter of 2011. Capital expenditures for U.S. Operations in the Well Servicing segment for the quarter ended June 30, 2012, were approximately $7.4 million comprised of $0.8 million for light trucks, $3.0 million for two well service rigs, and the balance for mud pumps, high-pressure pumps and related well service equipment.

As of June 30, 2012 the Company had 162 well service rigs, nine tubular testing systems and four pump-down units.

Fluid Logistics and Other Segment

In the second quarter of 2012, Fluid Logistics and Other segment revenues decreased $10.8 million, or 13.6%, to $68.5 million compared to $79.2 million in the first quarter of 2012, and $68.8 million in the second quarter of 2011. Gross operating profit for the Fluid Logistics and Other segment totaled $19.1 million, or 27.9% of revenues, in the second quarter of 2012 compared to $24.4 million, or 30.8% of revenues, in the first quarter of 2012, and $18.1 million, or 26.3% of revenues, in the prior year quarter.

Forbes Energy Services Reports 2012 Second Quarter Results	Page 3

The Company recorded 422,248 truck hours during the second quarter of 2012 compared to 473,061 hours in the first quarter of 2012, and 367,397 hours for the second quarter of 2011. The Company’s fluid transport segment heavy truck fleet totaled 580 at June 30, 2012. Capital expenditures for the Fluid Logistics and Other segment were approximately $30.1 million for the quarter ended June 30, 2012 comprised of $14.5 million for frac tanks, $14.5 million for salt water disposal wells, and the balance for other related equipment.

As of June 30, the Company utilized 475 vacuum trucks, 105 other heavy trucks, 3,114 frac tanks, and 23 salt water disposal wells.

Liquidity and Capital Resources

As of June 30, 2012, the Company had $9.8 million in unrestricted cash and $16.5 million of restricted cash. Also the Company had outstanding $280 million of 9.0% Senior Notes and $17.3 million of other notes. As of August 14, 2012, the Company had $7.4 million in unrestricted cash and the $75.0 million secured credit facility remained undrawn, except for the letters of credit in the amount of $1.7 million. New equipment to be added for the remainder of 2012 will primarily consist of four new coiled tubing spreads. The majority of this new equipment will be either financed or leased.

Conference Call

Company management will host a conference call to discuss its second quarter 2012 financial results starting at 10 a.m. EST (9 a.m. CDT) on Wednesday, August 15, 2012. Investors can participate in the call by phone, or listen to the call via audio webcast, as follows:

Via phone:

In the U.S. and Canada, dial (877) 303-1298 (Conference ID: 19785359). International callers dial (253) 237-1032 (Conference ID: 19785359). A telephone replay will be available through August 21, 2012. To access the replay, callers in the U.S. and Canada dial (855) 859-2056 (Conference ID: 19785359). International callers can access the replay by dialing (404) 537-3406 (Conference ID: 19785359).

Via webcast:

Visit www.ForbesEnergyServices.com and click on “Investor Relations,” then “Events and Presentations.” Shortly after the conclusion of the call, a webcast replay will be made available on the same page of the Company’s investor relations website.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.ForbesEnergyServices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future

Forbes Energy Services Reports 2012 Second Quarter Results	Page 4

results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; and competition. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”), as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Form 10-Q, which is being submitted for filing today with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s website. www.forbesenergyservices.com.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Well servicing	$51,314,385	$42,034,263	$103,554,199	$78,448,693
Fluid logistics and other	68,470,373	68,783,378	147,715,139	127,030,201

Total revenues	119,784,758	110,817,641	251,269,338	205,478,894

Expenses
Well servicing	37,452,713	34,387,657	76,541,120	64,149,205
Fluid logistics and other	49,354,319	50,690,794	104,210,101	92,913,371
General and administrative	8,074,710	13,106,901	18,744,461	18,796,604
Depreciation and amortization	12,465,442	9,541,539	23,886,158	19,216,212

Total expenses	107,347,184	107,726,891	223,381,840	195,075,392

Operating income	12,437,574	3,090,750	27,887,498	10,403,502

Other income (expense)
Interest expense, net	(6,840,816)	(6,799,861)	(13,713,000)	(13,728,120)
Loss on early estinguishment of debt	—	(35,414,833)	—	(35,414,833)
Other income, net	—	68,204	—	69,104

Income (loss) from continuing operations before taxes	5,596,758	(39,055,740)	14,174,498	(38,670,347)
Income tax expense (benefit)	2,950,257	(12,489,453)	6,317,008	(12,191,067)

Income (loss) from continuing operations	2,646,501	(26,566,287)	7,857,490	(26,479,280)
Income from discontinued operations, net of tax expense (benefit) of ($0.4 million), $1.2 million, $0.4 million, $2.0 million respectively	(1,626,158)	1,871,585	(494,537)	3,689,096

Net income (loss)	1,020,343	(24,694,702)	7,362,953	(22,790,184)
Preferred shares dividends	(194,139)	1,084,271	(388,278)	201,687

Net income (loss) attributable to common shareholders	$826,204	$(23,610,431)	$6,974,675	$(22,588,497)

Income (loss) per share of common stock from continuing operations
Basic	$0.12	$(1.22)	$0.36	$(1.26)
Diluted	$0.10	$(1.22)	$0.30	$(1.26)
Income (loss) per share of common stock from discontinued operations
Basic	$(0.08)	$0.09	$(0.02)	$0.18
Diluted	$(0.06)	$0.09	$(0.02)	$0.18
Income (loss) per share of common stock
Basic	$0.04	$(1.13)	$0.33	$(1.08)
Diluted	$0.04	$(1.13)	$0.28	$(1.08)
Weighted average number of shares outstanding
Basic	21,055,642	20,918,400	21,020,628	20,918,400
Diluted	26,625,452	20,918,400	26,621,044	20,918,400

Forbes Energy Services Ltd.

Selected Balance Sheet Data

(Unaudited)

	June 30, 2012	December 31, 2011
Cash	$9,806,995	$36,600,091
Accounts receivable, net	105,231,897	132,024,147
Working Capital	62,878,559	86,765,717
Other intangibles, net	29,445,791	30,876,389
Total assets	535,446,160	550,423,053
Total debt	297,319,866	296,150,274
Deferred tax liability	33,914,414	27,491,812
Shareholders’ equity	136,164,880	125,780,359

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Working days	65	63	129	127

Rig hours	114,308	97,641	231,941	187,256

Truck hours	422,248	367,397	865,599	680,842

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income (loss) from continuing operations	$2,646,501	$(26,566,287)	$7,857,490	$(26,479,280)
Depreciation and amortization	12,465,442	9,541,539	23,886,158	19,216,212
Interest expense, net	6,840,816	6,799,861	13,713,000	13,728,120
Income tax expense (benefit)	2,950,257	(12,489,453)	6,317,008	(12,191,067)
Share-based compensation	1,870,606	570,402	3,637,608	1,348,278
Loss on early estinguishment of debt	—	35,414,833	—	35,414,833
Litigation settlement and associated legal fees	—	6,784,164	—	6,784,164

Adjusted EBITDA from U. S. Operations	$26,773,622	$20,055,059	$55,411,264	$37,821,260